Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

•Doubled full year new awards to $19.8 billion; 87% reimbursable
•Grew prospect pipeline with significant opportunities across all three segments
•Increased backlog by 25% over last year to $26 billion; 63% reimbursable
•Improved execution, new awards and high quality of earnings driving initial 2023 adjusted EBITDA guidance of $450 to $600 million1
•Strengthened capital structure with year-end cash and marketable securities balance of $2.6 billion; outstanding debt under $1 billion with recent retirement of the 2023 Euro Notes

IRVING, TX (February 21, 2023) - Fluor Corporation (NYSE: FLR) announced financial results for its year ended December 31, 2022. Revenue for 2022 was $13.7 billion and net income from continuing operations attributable to Fluor was $145 million, or $0.73 per diluted share. Consolidated segment profit2 for the year was $427 million compared to $415 million in 2021. Excluding the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted earnings per diluted share2 of $0.82 for 2022. Results for the year reflect an average tax rate of 70% due to the current mix of global earnings and losses in jurisdictions that provide no tax benefit.

“In 2022, we demonstrated our resilience, continued to grow and remained steadfast in taking actions to achieve positive results,” said David Constable, chairman and chief executive officer of Fluor. “With a renewed sense of confidence, I am excited about the opportunities in front of us and encouraged by our ability to deliver significant shareholder value now and in the years ahead.”

Full year new awards were $19.8 billion compared to $10.0 billion a year ago. Ending backlog for 2022 was $26.0 billion compared to $20.8 billion in the prior year. General and administrative expenses for 2022 were $237 million compared to $226 million a year ago. Fluor’s cash and marketable securities at the end of the year were $2.6 billion, including $338 million in cash and marketable securities held by NuScale.
1 Non-GAAP Financial Measure. We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Outlook” and “Non-GAAP Financial Measures for additional information.
2 Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

Fourth Quarter Results

Fourth quarter 2022 results include net earnings from continuing operations attributable to Fluor of $9 million, or ($0.01) per diluted share, compared to a net loss from continuing operations attributable to Fluor of $278 million, or ($2.03) per diluted share in the fourth quarter of 2021. Results for the fourth quarter of 2022 include $16 million, or $0.09 per diluted share, for a ruling on the Denver Commuter Rail project, which was completed in 2019. Results for the fourth quarter of 2021 included $198 million in pre-tax expenses related to a defined benefit pension settlement. Excluding the adjustments outlined in the reconciliation table at the end of this release, adjusted EPS for the fourth quarter was $0.43. Revenue for the quarter was $3.7 billion compared to $3.6 billion a year ago. Segment profit for the fourth quarter of 2022 totaled $174 million compared to $144 million a year ago. G&A expenses in the fourth quarter were $89 million, compared to $82 million a year ago. New awards for the quarter were $4.6 billion compared to $989 million in 2021.

Outlook

Since January 2021, we have created value for our shareholders by leveraging four strategic priorities:
a.Drive growth across our portfolio, by growing markets outside of the traditional oil and gas sector, including energy transition, advanced technology and life sciences, high-demand metals, infrastructure and nuclear and civil, defense and intelligence for governments;
b.Pursue contracts with fair and balanced commercial terms, by focusing on more favorable, risk-adjusted agreements that reward Fluor for the value it delivers;
c.Reinforce financial discipline, by generating predictable cash flow and earnings to maintain a solid balance sheet; and
d.Foster a high-performance culture with purpose, by advancing our diversity, equity and inclusion efforts and promoting social progress and sustainability. Importantly, this also means excellence in execution, which brings value to all our stakeholders.

These strategic priorities have set the foundation for Fluor to deliver significant results over the next few years. Based on the volume of new awards received across all three segments over the past year, the reimbursable concentration of the existing backlog and prospect pipeline, coupled with the expected performance of the remaining legacy projects, the company is establishing the following guidance for 2023 and 2026:

	2023	2026
Adjusted EBITDA Guidance	$450 to $600 million	$800 to $950 million
Adjusted EPS Guidance	$1.50 to $1.90 per share	$3.10 to $3.60 per share

Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments
Energy Solutions reported a profit of $301 million in 2022 compared to $250 million in 2021. Revenue for 2022 was $5.9 billion, up from $5.0 billion in the previous year. Results include an increase in execution activities on multiple LNG and refinery projects in North America and a chemicals project in China that are partially offset by declines in the volume of execution activity for projects nearing completion. Full year new awards in 2022 totaled $6.5 billion, compared to $3.3 billion in 2021, and included the chemicals project for BASF and offshore mid-scale LNG projects for New Fortress Energy. Ending backlog was $9.1 billion compared to $9.3 billion a year ago.

Urban Solutions reported a profit of $3 million in 2022 compared to $38 million in 2021. Full year revenue for the segment declined to $3.9 billion compared to $4.4 billion a year ago primarily due to the completion of three large mining projects. New awards for 2022 totaled $6.8 billion, compared to $2.7 billion in 2021, and included a metals project in the United States, mining projects for Iluka Resources in Australia and Hellas Gold in Greece, and the I-35 Capital Express South highway project in Texas. Ending backlog was $9.9 billion compared to $7.0 billion a year ago. Results for 2022 include $175 million in charges for additional rework and schedule delays on the I-635 LBJ East Freeway project, cost growth and delay mitigation costs on the Gordie Howe project, and subcontractor cost escalation and productivity estimates on the LAX Automated People Mover project. In the fourth quarter, we have engaged in discussions with the client for cost and schedule relief on the Gordie Howe project and have aligned with our clients on a path forward for schedule relief on the I-635 LBJ East Freeway and LAX Automated People Mover projects.

Mission Solutions reported a profit of $136 million in 2022 compared to $155 million a year ago. Full year revenue for the segment of $2.3 billion compares to $3.1 billion a year ago. The decrease in segment profit and revenue was primarily driven by the completion of LOGCAP in Afghanistan, the completion of a Department of Energy contract in 2021 and the completion of humanitarian support for Afghan evacuees as part of Operation Allies Welcome in the first quarter of 2022, partially offset by the favorable resolution of close out items on a completed Army Corps of Engineers project in Puerto Rico. Full year new awards in 2022 were $5.3 billion, compared to $2.7 billion in 2021. New awards in 2022 increased due to a 4-year contract extension on the Department of Energy Savannah River Site in the third quarter. Ending backlog was $5.7 billion compared to $2.6 billion a year ago.

The Other segment, which includes NuScale, Stork and the remaining AMECO business, reported a full year loss of $13 million compared to a loss of $28 million a year ago. Full year revenue was $1.7 billion in 2022 and 2021. Results for the year reflect the sale of land lease rights in Europe for a gain of $18 million. Fluor is providing engineering support to NuScale clients and, as NuScale’s largest investor, continues to review various approaches to monetize its investment.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern Time on Tuesday, February 21, which will be webcast live and can be accessed at investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit, adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, restructuring, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO equipment businesses that are no longer classified as discontinued operations but that continue to be marketed for sale. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit, adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 40,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $13.7 billion in 2022 and is ranked 259 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; asset impairments; climate change and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks arising from the inability to successfully integrate acquired businesses; risks related to provisions of our convertible preferred stock; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 21, 2023. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (1)

	THREE MONTHS ENDED DECEMBER 31,				TWELVE MONTHS ENDED DECEMBER 31,
(in millions)	2022		2021		2022		2021
Revenue
Energy Solutions	$ 1,775		$ 1,281		$ 5,872		$ 4,956
Urban Solutions	975		996		3,921		4,416
Mission Solutions	509		880		2,289		3,063
Other	450		465		1,662		1,721
Total revenue	$3,709		$3,622		$13,744		$14,156

Segment profit (loss) $ and margin %
Energy Solutions	124	7.0%	67	5.2%	301	5.1%	250	5.0%
Urban Solutions	34	3.5%	59	5.9%	3	0.1%	38	0.9%
Mission Solutions	20	3.9%	38	4.3%	136	5.9%	155	5.1%
Other	(4)	NM	(20)	NM	(13)	NM	(28)	NM
Total segment profit (loss) $ and margin %	174	4.7%	144	4.0%	427	3.1%	415	2.9%

G&A	(89)		(82)		(237)		(226)
Impairment	(40)		(137)		24		(290)
Gain (loss) on pension settlement	42		(198)		42		(198)
Foreign currency gain (loss)	(27)		(9)		25		(13)
Interest income (expense), net	31		(10)		35		(73)
Earnings (loss) from Cont Ops attributable to NCI	(41)		16		(72)		39
Earnings (loss) from Cont Ops before taxes	50		(276)		244		(346)
Income tax (expense) benefit	(82)		14		(171)		(20)
Net earnings (loss) from Cont Ops	(32)		(262)		73		(366)
Less: Net earnings (loss) from Cont Ops attributable to NCI	(41)		16		(72)		39
Net earnings (loss) from Cont Ops attributable to Fluor	9		(278)		145		(405)

Less: Dividends on CPS	10		10		39		24
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$ (1)		$ (288)		$ 106		$ (429)

New awards
Energy Solutions	$ 916		$ 399		$ 6,511		$ 3,313
Urban Solutions	3,329		261		6,799		2,721
Mission Solutions	36		24		5,347		2,718
Other	316		305		1,158		1,218
Total new awards	$ 4,597		$ 989		$ 19,815		$ 9,970

New awards related to projects located outside of the U.S.					46%		61%

(in millions)			DECEMBER 31, 2022				DECEMBER 31, 2021
Backlog
Energy Solutions			$ 9,134				$ 9,324
Urban Solutions			9,900				7,048
Mission Solutions			5,666				2,562
Other			1,349				1,866
Total backlog			$ 26,049				$ 20,800

Backlog related to projects located outside of the U.S.			49%				65%
Backlog related to lump-sum projects			37%				59%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
(In millions, except per share amounts)	2022	2021	2022	2021
Net earnings (loss) from Cont Ops available to Fluor	$ 9	$ (278)	$ 145	$ (405)
Less: Dividends on CPS	(10)	(10)	(39)	(24)
Net earnings (loss) from Cont Ops available to Fluor common stockholders	(1)	(288)	106	(429)
Less: Earnings from Stork and AMECO	(12)	(3)	(37)	(21)
Less: Tax expense on Stork and AMECO	(3)	2	(2)	(2)
Net earnings (loss) from core operations*	(16)	(289)	67	(452)
Add (less):
Dividends on CPS	$ 10	$ 10	$ 39	$ 24
NuScale (profit) loss	28	27	72	71
ICA Fluor embedded derivatives	3	(3)	3	27
Tax expense (benefit) on ICA Fluor embedded derivatives	(1)	1	(1)	(8)
(Gain) loss on pension settlement	(42)	198	(42)	198
Tax benefit on pension settlement loss	-	(52)	-	(52)
Impairment (2)	43	137	(17)	290
Foreign currency (gain) loss	27	9	(25)	13
Tax expense (benefit) on foreign currency	(3)	(2)	1	(7)
Cost of debt extinguishment	-	-	-	20
SEC investigation and reserve for legacy legal claims	25	16	44	26
Adjusted Net Earnings	$ 74	$ 52	$ 141	$ 150

Diluted EPS available to Fluor common stockholders	$ (0.01)	$ (2.03)	$ 0.73	$ (3.04)
Adjusted EPS	$ 0.43	$ 0.31	$ 0.82	$ 0.94

Weighted average diluted shares outstanding	145	141	145	141
Assumed conversion of CPS	27	27	27	17
Assumed issuance of shares under equity awards	-	2	-	2
Adjusted weighted average diluted shares outstanding	172	170	172	160

*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified discontinued operations but that continue to be marketed for sale.

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.
(2) Includes impairment of SNGT Russia and goodwill.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)
	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
(in millions)	2022	2021	2022	2021

Net earnings from Cont Ops attributable to Fluor	$ 9	$ (278)	$ 145	$ (405)
Interest	(31)	10	(35)	73
Taxes	82	(14)	171	20
Depreciation & Amortization	18	14	73	74
EBITDA	$ 78	$ (268)	$ 354	$ (238)

Adjustments:
Other: NuScale, Stork and AMECO expenses	2	19	10	23
Energy Solutions: Embedded foreign currency derivative (gains)/losses	3	(3)	3	27
G&A: (Gain)/loss on pension settlement	(42)	198	(42)	198
G&A: Foreign currency (gain)/loss	27	9	(25)	13
G&A: Cost of debt extinguishment	-	-	-	20
G&A: SEC Investigation and reserve for legacy legal claims	25	16	44	26
G&A: Impairment	43	137	(17)	290
Adjusted EBITDA	$ 136	$ 108	$ 327	$ 358

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.